Exhibit 99.2

Liberty Interactive Corporation to Hold Annual Meeting of Stockholders

Liberty Interactive Corporation (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) will be holding its Annual Meeting of Stockholders on Tuesday, June 4, 2013, at 10:00 a.m., Mountain Time, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112. The record date for the meeting is 5:00 p.m., New York City time, on April 10, 2013. At the meeting, Liberty Interactive Corporation may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The Liberty Interactive Group (Nasdaq: LINTA, LINTB) is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries Backcountry.com, Bodybuilding.com, Celebrate Interactive (including Evite and Liberty Advertising), CommerceHub, MotoSport, Provide Commerce, QVC and Right Start, and Liberty Interactive Corporation's interests in HSN and Lockerz. The Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consists of Liberty Interactive Corporation's interests in TripAdvisor, Expedia, Interval Leisure Group, Time Warner, Time Warner Cable, Tree.com (Lending Tree), AOL and various green energy investments.

Contact:
Courtnee Ulrich
720-875-5420

SOURCE Liberty Interactive Corporation